Exhibit 10.3

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (the “Escrow Agreement”) is dated as of Decemebr 23, 2016 by and among (i) MyDx, Inc., a Nevada corporation ("MYDX" and individually a “Party”), (ii) YCIG, Inc. “YCIG” and inidvidually a “Party”), and (iii) Nevada Agency and Transfer Company, a Nevada Corporation (the “Escrow Agent or NAT” and individually a “Party”). MyDX, YCIG and the Escrow Agent may hereinafter be referred to collectively as the “Parties.”

RECITALS

WHEREAS, on or about December 23, 2016, YCIG and MyDX entered into a Securities Purchase Agreement (the “Purchase Agreement”);

WHEREAS, pursuant to the terms of the Purchase Agreement, YCIG purchased shares of the Company’s Series B Preferred Stock (the “Preferred Shares”) which rights, preferences and priviliges are outlined in the Certificate of Designation filed with the Nevada Secretary of State (the “Certificate of Designation”)(the Purchase Agreement, the Certificate of Designation and this Escow Agreement may be collectively referred to hereinafter as the “Transaction Documents”);

WHEREAS, pursuant to the terms of the Transaction Documents, MYDX is required to deposit into escrow 3,500,000,000 shares of MYDX’s common stock (the “Purchase Agreement Shares Pool”) which shall be held in the Escrow Agent’s name and disbursed to YCIG, at the sole discretion and election of YCIG, pursuant to the terms of the Transaction Documents;

WHEREAS, pursuant to the Transaction Documents, the Preferred Shares may be converted, in whole or in part, into shares of MYDX’s common stock (the “Common Stock”) held in the Purchase Agreement Shares Pool;

WHEREAS, the Escrow Agent is willing to serve as escrow agent pursuant to the terms and conditions of this Escrow Agreement;

DY____MYDX	DY____YCIG	______Escrow Agent

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and other agreements described in this Escrow Agreement, and for good and valuable consideration, receipt of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I

DELIVERIES TO THE ESCROW AGENT

1.1 MYDX Deliveries. Upon execution of this Escrow Agreement, MYDX shall deliver the Purchase Agreement Shares Pool to the Escrow Agent as follows:

Issued in the Name of:	Certificate to be Delivered to:

MyDX Reserve and Nevada Agency and Transfer Company as Escrow Agent (Escrow No. NAT-2100)	Reserved by MYDX

1.2 Intention to Create Escrow. MYDX and YCIG intend that the Purchase Agreement Shares Pool shall be held in escrow by the Escrow Agent pursuant to this Escrow Agreement for the sole benefit of YCIG as set forth herein.

1.3 Escrow Agent Deliveries. The Escrow Agent shall hold and release the Purchase Agreement Shares Pool only in accordance with the terms and conditions of this Escrow Agreement.

1.4 Ownership and Dispositive Rights. All Purchase Agreement Shares Pool shall be deemed owned and under the dispositive and voting control of the Escrow Agent until released (and, once released, deemed owned by the person to whom released) from escrow, for purposes of Section 13 and Section 16 of the Securities Exchange Act of 1934, as amended.

ARTICLE II

RELEASE OF ESCROWED ITEMS

2.1 Disbursement of Purchase Agreement Redemption Shares. Pursuant to the Transaction Documents, YCIG has the sole right, discretion and authority to either redeem or convert the Preferred Shares into shares of Common Stock from the Purchase Agreement Shares Pool (such shares shall be referred to hereinafter as the “Redemption Shares”). The Escrow Agent shall release to YCIG the Redemption Shares from the Purchase Agreement Shares Pool upon YCIG delivery to the Escrow Agent of a notice of conversion (a “Redemption Demand” a form of which has been attached hereto as Exhibit A) which shall state: (i) the number of Redemption Shares being converted from the Purchase Agreement Shares Pool; and (ii) the current balance of the Purchase Agreement Shares Pool remaining in escrow after each Redemption Demand. With respect to release of the Redemption Shares to YCIG, the sole requirement for the release of the Redemption Shares shall be that an Exhibit A Redemption Demand shall have been completed, executed and delivered to the Escrow Agent by YCIG. The Escrow Agent shall be authorized to release such Redemption Shares upon the receipt of such Redemption Demand.

DY____MYDX	DY____YCIG	______Escrow Agent

2.2 Court Order to Release Escrow. Notwithstanding the above, upon receipt by the Escrow Agent of a final and non-appealable judgment, order, decree or award of a court of competent jurisdiction (a "Court Order"), the Escrow Agent shall deliver the Purchase Agreement Shares Pool in accordance with the Court Order. Any Court Order shall be accompanied by an opinion of counsel for the Party presenting the Court Order to the Escrow Agent to the effect that the court issuing the Court Order has competent jurisdiction and that the Court Order is final and non-appealable.

2.3 Acknowledgement of YCIG, MYDX and Escrow Agent; Disputes. The Parties acknowledge that the only terms and conditions upon which the Purchase Agreement Shares Pool are to be released are set forth in this Escrow Agreement. Any dispute with respect to the release of Purchase Agreement Shares Pool shall be resolved pursuant to this Escrow Agreement or by agreement between YCIG and MYDX.

ARTICLE III

CONCERNING THE ESCROW AGENT

3.1 Duties and Responsibilities of the Escrow Agent. The Escrow Agent's duties and responsibilities shall be subject to the following terms and conditions:

(a) The Parties acknowledge and agree that the Escrow Agent (i) once in receipt of a Redemption Demand from YCIG, shall not be responsible for or bound by, and shall not inquire into whether YCIG is entitled to receipt of Purchase Agreement Shares Pool pursuant to, any other agreement or otherwise; (ii) shall not be responsible for, or have any duty to inquire into, or be required to enforce any of the terms and provisions of the Transaction Documents other than this Escrow Agreement; (iii) shall be obligated only for the performance of such duties as are specifically assumed by the Escrow Agent pursuant to this Escrow Agreement; (iv) may rely on and shall be protected in acting or refraining from acting upon any written notice, instruction, instrument, statement, request or document furnished to it hereunder and believed by the Escrow Agent in good faith to be genuine and to have been signed or presented by the proper person or Party, without being required to determine the authenticity or correctness of any fact stated therein or the propriety or validity or the service thereof; and (v) may assume that any person believed by the Escrow Agent in good faith to be authorized to give notice or make any statement or execute any document in connection with the provisions hereof is so authorized.

(b) Without limiting the foregoing, the Escrow Agent shall not be responsible for, or have any duty to inquire into, monitor or enforce obligations between MYDX and YCIG as to whether there was support or justification for the Escrow Agent to act in accordance with written instructions of YCIG in attached Exhibit A or any written alternative acceptable to Escrow Agent that included (with anything else) the material or content of Exhibit A.

(c) In the event of the Escrow Agent’s resignation and/or termination, YCIG will issue to the Escrow Agent instructions authorizing delivery of the Purchase Agreement Shares Pool to a substitute Escrow Agent selected by the YCIG. If no successor Escrow Agent is named by YCIG, the Escrow Agent may apply to a court of competent jurisdiction for appointment of a successor Escrow Agent, and to deposit the Purchase Agreement Shares Pool with the clerk of any such court.

DY____MYDX	DY____YCIG	______Escrow Agent

(d) The provisions of this Section shall survive the resignation of the Escrow Agent or the termination of this Escrow Agreement.

3.2 Dispute Resolution: Judgments. If any dispute shall arise with respect to the delivery, ownership, right of possession or disposition of the Purchase Agreement Shares Pool, the Escrow Agent shall continue to follow the terms of the Escrow Agreement and issued shares of MYDX’s Common Stock pursuant to a Redemption Demand unless the Escrow Agent (i) recieves Joint Instruction from MYDX and YCIG, or (ii) deposits the Purchase Agreement Shares Pool with any court of competent jurisdiction in California, in which event the Escrow Agent shall give written notice thereof to MYDX and YCIGand shall thereupon be relieved and discharged from all further obligations pursuant to this Escrow Agreement.

3.3 Maximum Conversion. The Escrow Agent shall not issue to YCIG upon a Redemption Demand a number of shares of MYDX’s Common Stock which would result in beneficial ownership by YCIGand its affiliates of more than 4.99% of the outstanding shares of Common Stock of MYDX on the date of such a Redemption Demand, unless the Escrow Agent receives specific instruction from YCIGallowing such an issuance in excess of 4.99% of the outstanding shares of Common Stock of MYDX. For the purposes of the provision to the immediately preceding sentence, beneficial ownership shall be determined in accordance with Section 13(d) of the Securities Exchange Act of 1934, as amended, and Regulation 13d-3 thereunder.

ARTICLE IV

GENERAL MATTERS

4.1 Termination. This escrow shall terminate upon the release of all shares held in the Purchase Agreement Shares Pool or at any time upon the agreement in writing of MYDX and YCIG.

DY____MYDX	DY____YCIG	______Escrow Agent

4.2 Notices. All notices, requests, demands or other communications required or permitted hereunder shall be in writing and shall be delivered personally, or sent by telecopier machine or by a nationally recognized overnight courier service, and shall be deemed given when so delivered personally, or by telecopier machine or overnight courier service as follows:

To the Escrow Agent at: Nevada Agency and Transfer Company 50 West Agency and Transfer Company	To MYDX at: MyDx 6335 Ferris Square Suite B San Diego, Ca 92121
To YCIG at: YCIG, Inc. info@yazbeckinvestments.com

4.3 Assignment; Binding Agreement. Neither this Escrow Agreement nor any right or obligation hereunder shall be assignable by any Party without the prior written consent of YCIG. This Escrow Agreement shall enure to the benefit of and be binding upon the Parties hereto and their respective legal representatives, successors and assigns.

4.4 Severability. In the event that any one or more of the provisions contained herein, or the application thereof in any circumstance, is held invalid, illegal, or unenforceable in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions contained herein shall not be in any way impaired thereby, it being intended that all of the rights and privileges of the Parties hereto shall be enforceable to the fullest extent permitted by law.

4.5 Counterparts/Execution. This Escrow Agreement may be executed in any number of counterparts and by different signatories hereto on separate counterparts, each of which, when so executed, shall be deemed an original, but all such counterparts shall constitute but one and the same instrument. This Escrow Agreement may be executed by facsimile transmission and delivered by facsimile transmission.

4.6 Entire Agreement. This Escrow Agreement constitutes the entire agreement between the Parties hereto pertaining to the Purchase Agreement Shares Pool and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties. There are no warranties, representations and other agreements made by the Parties in connection with the subject matter hereof except as specifically set forth in this Escrow Agreement.

4.7 Waivers and Amendments. This Escrow Agreement may be amended, modified, superseded, cancelled, renewed or extended, and the terms and conditions hereof may be waived, only by a written instrument signed by all Parties, or, in the case of a waiver, by the Party waiving compliance. Except as expressly stated herein, no delay on the part of any Party in exercising any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any waiver on the part of any Party of any right, power or privilege hereunder preclude any other or future exercise of any other right, power or privilege hereunder.

DY____MYDX	DY____YCIG	______Escrow Agent

4.8 Headings. The division of this Escrow Agreement into articles, sections, subsections and paragraphs and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation of this Escrow Agreement.

4.9 Law Governing this Agreement. This Escrow Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to principles of conflicts of laws. Any action brought by any Party against the other concerning the transactions contemplated by this Escrow Agreement shall be brought only in the state courts of California or in the federal courts located in the state of California. All Parties and the individuals executing this Escrow Agreement agree to submit to the jurisdiction of such courts and waive trial by jury. The prevailing party (which shall be the Party which receives an award most closely resembling the remedy or action sought) shall be entitled to recover from the other Party its reasonable attorney's fees and costs.

4.10 Specific Enforcement, Consent to Jurisdiction. The Parties acknowledge and agree that irreparable damage would occur in the event that any of the provisions of this Escrow Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to an injuction or injunctions to prevent or cure breaches of the provisions of this Escrow Agreement and to enforce specifically the terms and provisions hereof or thereof, this being in addition to any other remedy to which any of them may be entitled by law or equity. MYDX, and YCIG hereby waives, and agrees not to assert in any such suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such court, that the suit, action or proceeding is brought in an inconvenient forum or that the venue of the suit, action or proceeding is improper. Nothing in this Section shall affect or limit any right to serve process in any other manner permitted by law.

SIGNATURE PAGE FOLLOWS

DY____MYDX	DY____YCIG	______Escrow Agent

SIGNATURE PAGE

IN WITNESS WHEREOF, the Parties have duly executed this Escrow Agreement as of the day and year first written above.

MYDX, Inc. :		YCIG, Inc:

By:	/s/ Daniel Yazbeck	By:	/s/ Daniel Yazbeck
	Daniel Yazbeck		Daniel Yazbeck
Its:	Chief Executive Officer	Its:	President

ESCROW AGENT Nevada Agency and Trust Company
By:
Its:

A FACSIMILE COPY OF THIS ESCROW AGREEMENT SHALL HAVE THE SAME
LEGAL EFFECT AS AN ORIGINAL OF THE SAME

DY____MYDX	DY____YCIG	______Escrow Agent

EXHIBIT A

Redemption Demand

Dated _______________

Pursuant to the terms of the Escrow Agreement by between (i) MyDx, INC., a Nevada corporation ("MYDX"), (ii) YCIG, Inc. (“YCIG”), and (iii) Nevada Agency and Transfer Compmay, (the “Escrow Agent”). YCIG hereby demands the issuance of _____________________ shares of MYDX’s common stock (the “Purchase Agreement Redemption Shares”) to be issued in the name of _____________________and delivered to the following:

Name

Address

Number of Shares to be Issued…………………………..
Remaining Shares……………………………….

Please send the certificate representing the shares via Federal Express overnight delivery using Federal Express Account No.________________.

Very truly yours,

DY____MYDX	DY____YCIG	______Escrow Agent